Exhibit 13.3

#ROLEX6265

Invest in Vintage Watches

Elevator pitch: StartEngine Collectibles brings you an opportunity to diversify your portfolio with Rolex 6265/0 3972587, silver sigma dial, circa 1975. Please note Owner’s Bonus members have priority for this investment for the first 7 days.

●	The Brand: Rolex, the Swiss watch maker with British roots has been the name most associated with luxury wrist-watches for over 50 years. It features in the 2020 Forbes list of world’s most powerful brands. The strong demand by collectors worldwide is felt at every auction where all Rolex watches consistently sell well above their high estimate. Models that define the Rolex brand are even more prized.
●	The Watch: In 1963 Rolex launched the Cosmograph, it was designed as the ultimate timekeeping tool for the legendary 24 hour endurance car race at Daytona, Florida for which Rolex is the official timekeeper. The watch soon started to be referred to as Rolex Daytona. This current item is part of the last series of the first generation Daytona produced by Rolex between 1971-1988. It is stainless steel with a 37 mm case and a silver dial with black sub dials. This watch comes with its original box and papers.
●	The History: The Daytona is amongst the most recognizable collector watches in the world, it was iconized by actor Paul Newman who wore a Daytona every day after it had been gifted to him by his wife. In 2017 it set a world record at auction at Phillips when it brought in $17.75 million.

Specs:

Brand:	Rolex
Model :	Cosmograph
Model Continued :	Daytona
Reference Number :	6265
Production years :	1971-1988
Case Material :	Stainless Steel
Year :	Circa 1975
Functions :	Chronograph
Movement :	Rolex Valjoux 727 Handwound
Power Reserve :	48 Hours
Case Diameter :	37 mm
Water Resistance :	60 mm
Bezel Material :	Stainless Steel
Dial :	Silver with Black Subdials
Bracelet Material :	Stainless Steel
Bracelet Model :	Oyster
Clasp :	Folding Clasp
Clasp Material:	Stainless Steel
Accessories:	Original Box and Papers

INSERT GRAPH (data is here: GRAPH DATA)

Graph Caption:
This graph represents some auction results for comparable objects but does not represent all sales for similar objects and does not represent sales of the object currently being offered by StartEngine Collectibles.

●	Alternative Investments: The 2018 U.S. Trust Insights on Wealth and Worth survey on wealthy household’s found that while baby boomers and older investors rely primarily on traditional stocks and bonds, younger investors, especially millennials, are more likely to incorporate alternative strategies into their investment portfolios. Millennials allocate 17% to alternatives and assets other than stocks, bonds and cash. It also found that 61% of millennial investors think it’s not possible to achieve above-average returns by investing solely in stocks and bonds anymore, and are looking for alternative investments.
●	StartEngine Collectibles: Start Engine Collectibles is the future of alternative assets and important collectibles. By democratizing investment opportunities in assets once reserved only for the wealthy, and breaking down the barriers to entry needed like in-depth market knowledge, resale knowledge, and access to the marketplace; and handling difficult processes like authentication, due diligence, shipping, storage, and insurance, Start Engine is changing the face of modern investing.

LINKS:

Why Your Rolex May Be an Even Better Investment Than Stocks, Real Estate and Gold

What Investment Beats Stocks, Bonds, Real Estate, and Gold? A Rolex.

Interested in purchasing this investment opportunity outright? Email assets@startengine.com.

Do you have artwork you would like to sell using Start Engine? Email assets@startengine.com.

#PEPSI

Invest in Vintage Watches

Elevator pitch: StartEngine Collectibles brings you an opportunity to diversify your portfolio with Rolex 16750 R414844, GMT, Pepsi, Steel, circa 1987. Please note Owner’s Bonus members have priority for this investment for the first 7 days.

●	The Brand: Rolex, the Swiss watch maker with British roots has been associated with luxury wrist-watches for over 50 years. It is featured in the 2020 Forbes list of world’s most powerful brands. The strong demand by collectors worldwide is felt at every auction where most Rolex watches consistently sell above their high estimate. Models that define the Rolex brand are even more prized.
●	The Watch: The current item is a second generation GMT Master in stainless steel with a 40 mm case and 100 m water resistance. This watch model was originally developed in 1955 to service the specific needs of airline pilots who needed a tool to keep track of a different time zone. The watch was created for Pan American World Airlines who wanted a solid reliable watch with a 24 hour display clearly contrasting day and night hours.
●	The Name: The unique blue-and-red bezel is referred to as ‘Pepsi’ by collectors. Rolex launched the GMT-Master ref. 16750 in 1981 it was in production until 1988. This watch comes with its original box and papers.

Watches

Brand

Model

Model Continued

Reference Number

Case Material

Year

Functions

Movement

Power Reserve

Case Diameter

Water Resistance

Bezel Material

Dial

Bracelet Material

Bracelet Color

Clasp

Clasp Material

INSERT GRAPH (data is here: GRAPH DATA)

Graph Caption:
This graph represents some auction results for comparable objects but does not represent all sales for similar objects and does not represent sales of the object currently being offered by StartEngine Collectibles.

●	Alternative Investments: The 2018 U.S. Trust Insights on Wealth and Worth survey on wealthy household’s found that while baby boomers and older investors rely primarily on traditional stocks and bonds, younger investors, especially millennials, are more likely to incorporate alternative strategies into their investment portfolios. Millennials allocate 17% to alternatives and assets other than stocks, bonds and cash. It also found that 61% of millennial investors think it’s not possible to achieve above-average returns by investing solely in stocks and bonds anymore, and are looking for alternative investments.
●	StartEngine Collectibles: Start Engine Collectibles is the future of alternative assets and important collectibles. By democratizing investment opportunities in assets once reserved only for the wealthy, and breaking down the barriers to entry needed like in-depth market knowledge, resale knowledge, and access to the marketplace; and handling difficult processes like authentication, due diligence, shipping, storage, and insurance, Start Engine is changing the face of modern investing.

LINKS:

Why Your Rolex May Be an Even Better Investment Than Stocks, Real Estate and Gold

https://robbreport.com/style/watch-collector/rolex-outperform-stock-real-estate-gold-1234661689/

Interested in purchasing this investment opportunity outright? Email assets@startengine.com.

Do you have artwork you would like to sell using Start Engine? Email assets@startengine.com.

4/3/22, 7:34 AM	https://www.klaviyo.com/content/variation/YuDgsw/web-view

Rolex GMT-Master #Pepsi

Own Shares of Vintage Watches

$2.00 Per share | $2.00 Min. Investment

Reserve Now

Hi Carrie,

StartEngine Collectibles is now giving you early access to reserve shares in classic, vintage watches for just $2. Diversify your portfolio today with Rolex 16750 R414844, GMT Master, Pepsi, Steel, circa 1987.

Need reasons to reserve?

The Brand: Rolex, the Swiss watch maker with British roots has been associated with luxury wrist-watches for over 50 years. Featured in the 2020 Forbes list of world’s most powerful brands, the strong demand by collectors worldwide is felt at every auction where most Rolex watches consistently sell above their high estimate.

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4/3/22, 7:34 AM	https://www.klaviyo.com/content/variation/YuDgsw/web-view

The Watch: This item is a second generation GMT Master in stainless steel with a 40 mm case and 100 m water resistance. This watch model was originally developed in 1955 to service the specific needs of airline pilots who needed a tool to keep track of a different time zone. The watch was created for Pan American World Airlines who wanted a solid reliable watch with a 24 hour display clearly contrasting day and night hours.

The Name: The unique blue-and-red bezel is referred to as ‘Pepsi’ by collectors. Rolex launched the GMT-Master ref. 16750 in 1981 it was in production until 1988.

Learn more about watches on StartEngine and reserve your shares in #Pepsi today.

Reserve Shares of #Pepsi Today

STARTENGINE COLLECTIBLES FUND, 1, LLC IS TESTING THE WATERS UNDER TIER 2 OF REGULATION A. NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND.

You are receiving this communication because you are a registered user on www.startengine.com, which is owned and operated by StartEngine Crowdfunding Inc. (“StartEngine”). Unless indicated otherwise with respect to a specific issuer, all securities offerings on StartEngine are facilitated by StartEngine Capital, LLC, an SECregistered funding portal and member of FINRA, or StartEngine Primary, LLC, an SEC-registered broker-dealer and member of FINRA/SIPC. StartEngine Secondary is an alternative trading system regulated by the SEC and operated by StartEngine Primary LLC. Neither StartEngine Crowdfunding nor its affiliates are making any recommendation or giving any advice with respect to any company or offering discussed in this communication. To read our full disclosure, please go to: https://www.startengine.com/assets/Disclaimer.pdf

Copyright © 2022 StartEngine Crowdfunding Inc. / StartEngine Capital LLC / StartEngine Primary LLC, All rights reserved

StartEngine

3900 W Alameda Ave Suite 1200 Burbank, CA 91505

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4/3/22, 7:34 AM	https://www.klaviyo.com/content/variation/XRCdPT/web-view

Rolex Oyster Cosmograph Daytona

Reserve Shares of Vintage Watches

$8.00 Per share | $8.00 Min. Investment

Reserve Now

Hi Carrie,

StartEngine Collectibles is giving you early access to reserve shares in classic, vintage watches - for just $8.00. Diversify your portfolio today with the Rolex Oyster Cosmograph Daytona 6265/0 3972587, silver sigma dial, circa 1975.

The Brand: Rolex, the Swiss watch maker with British roots has been associated with luxury wrist-watches for over 50 years. Featured in the 2020 Forbes list of world’s most powerful brands, the strong demand by collectors worldwide is felt at every auction where most Rolex watches consistently sell above their high estimate.

https://www.klaviyo.com/content/variation/XRCdPT/web-view	1/3

4/3/22, 7:34 AM	https://www.klaviyo.com/content/variation/XRCdPT/web-view

The Watch: In 1963 Rolex launched the Cosmograph, it was designed as the ultimate timekeeping tool for the legendary 24 hour endurance car race at Daytona, Florida for which Rolex is the official timekeeper. The watch soon started to be referred to as Rolex Daytona. This current item is part of the last series of the first generation Daytona produced by Rolex between 1971-1988. It is stainless steel with a 37 mm case and a silver dial with black sub dials. This watch comes with its original box and papers.

The Name: The Daytona is amongst the most recognizable collector watches in the world, it was iconized by actor Paul Newman who wore a Daytona every day after it had been gifted to him by his wife. In 2017 it set a world record at auction at Phillips when it brought in $17.75 million.

Learn more about watches on StartEngine and reserve your shares in #Rolex6265 today.

Reserve Shares of #Rolex6265

STARTENGINE COLLECTIBLES FUND, 1, LLC IS TESTING THE WATERS UNDER TIER 2 OF REGULATION A. NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND.

You are receiving this communication because you are a registered user on www.startengine.com, which is owned and operated by StartEngine Crowdfunding Inc. (“StartEngine”). Unless indicated otherwise with respect to a specific issuer, all securities offerings on StartEngine are facilitated by StartEngine Capital, LLC, an SECregistered funding portal and member of FINRA, or StartEngine Primary, LLC, an SEC-registered broker-dealer and member of FINRA/SIPC. StartEngine Secondary is an alternative trading system regulated by the SEC and operated by StartEngine Primary LLC. Neither StartEngine Crowdfunding nor its affiliates are making any recommendation or giving any advice with respect to any company or offering discussed in this communication. To read our full disclosure, please go to: https://www.startengine.com/assets/Disclaimer.pdf

Copyright © 2022 StartEngine Crowdfunding Inc. / StartEngine Capital LLC / StartEngine Primary LLC, All rights reserved

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4/3/22, 7:34 AM	https://www.klaviyo.com/content/variation/XRCdPT/web-view

StartEngine

3900 W Alameda Ave Suite 1200 Burbank, CA 91505

No longer want to receive these emails? Unsubscribe.

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